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                                                                  EXHIBIT 23.2
                      CONSENT OF INDEPENDENT ACCOUNTANT

To The Board of Directors of
Emerging Growth Acquisition Corporation I

I have issued by report dated March 27, 1997 accompanying the financial statements of Emerging Growth Acquisition Corporation I, included in the Registration Statement on Form SB-2 and the related Prospectus (the Registration Statement).

I consent to the use of my report, as stated above in the Registration Statement. I also consent to the use of my name and the statements with respect to me as appearing under the heading "Experts" in the Registration Statement.


Arnold G. Greene

New York, New York
May 12, 1997